Exhibit 10.20

SEPARATION AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS

This Separation Agreement and General Release of all Claims (the “Agreement”) is entered into by and between Interline Brands, Inc. (the “Company”) and Charles Blackmon (the “Executive”) and is dated as of March 17, 2005 (the “Effective Date”).

In consideration of the promises set forth in the Agreement, the Executive and the Company (the “Parties”) hereby agree as follows:

1.                                       Entire Agreement.

The Agreement is the entire agreement between the Parties with respect to the subject matter hereof and contains all agreements, whether written, oral, express or implied, between the Parties relating thereto and supersedes and extinguishes any other agreement relating thereto, whether written, oral, express or implied, between the Parties, including, without limitation, the Employment Agreement between the Parties, dated as of June 18, 2004 (the “Employment Agreement”); provided however, that those certain Nonqualified Stock Option Agreements entered into by and between the Company and the Executive, dated December 16, 2004 (the “Option Agreements”) are hereby explicitly preserved without any amendment or modification thereto.  Other than the Agreement and the Option Agreements, there are no agreements of any nature whatsoever between the Executive and the Company that survive the Agreement.  The Agreement may not be modified or amended, nor may any rights under it be waived, except in a writing signed and agreed to by the Parties.

2.                                       Termination of Employment.

The Executive and the Company hereby agree that Executive’s employment and any and all appointments he holds with the Company and any of its affiliates or subsidiaries (collectively, the “Company Group”), whether as officer, director, employee, consultant, fiduciary, agent or otherwise shall cease as of March 17, 2005 (the “Termination Date”).  Effective as of the Termination Date, the Executive shall have no authority to act on behalf of the Company or any other member of the Company Group, and shall not hold himself out as having such authority or otherwise act in an executive or other decision making capacity.

3.                                       Entitlements.

In consideration for the Executive’s entering into the Agreement, the Company will provide the Executive with the following:

A.                                   Benefits Generally. As of and after the Termination Date, the Executive shall no longer participate in, accrue service credit or have contributions made on his behalf under any employee benefit plan sponsored by the Company or any other member of the Company Group in respect of periods commencing on and following the Termination Date, including without limitation, any plan which is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended.  The Executive shall be entitled to all benefits accrued up to the Termination Date, to the extent vested, under all employee benefit plans of the Company, in accordance with the terms of such plans.

B.                                     Company Paid COBRA Premiums.

The Company understands that the Executive intends to elect, as soon as practicable following the Termination Date, to continue medical coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and the Company will provide, or cause to be provided, to the Executive all the necessary and appropriate forms for the Executive to make such election to the Executive’s home at 155 Violet Place, Eufaula, Alabama 36027.  Coincident with the receipt of the Executive’s completed election forms, the Company shall pay the COBRA premiums (including with respect to medical, dental and prescription drug coverage) on behalf of the Executive and his covered dependents for the period commencing on the Termination Date and ending on the earlier of (i) March 31, 2006 or (ii) the date the Executive is eligible for substantially similar coverage from another employer and provided the Executive agrees that he shall undertake a reasonable effort to procure such coverage when eligible.

C.                                     Severance.

The Executive shall be entitled to receive severance payments totaling $67,500 (the “Severance Pay”).  On the Company’s first regularly scheduled payroll date following the eighth (8th) day following the execution of the Agreement and provided the Executive has not revoked the Agreement pursuant to Section 8E hereof, payment of the Severance Pay shall commence and shall continue in equal installments in accordance with the Company’s regular payroll practices such that the last payment shall be made no later than September 30, 2005.

D.                                    Vacation.

As soon as practicable following the Termination Date, the Executive shall be paid a lump sum in cash equal to $15,200 which amount is equal to all of the Executive’s unused but accrued vacation accrued through the Termination Date in accordance with the Company’s regular policies.

4.                                       Return of Company Property.

No later than the seventh business day following the Termination Date, the Executive shall return to the Company all originals and copies of papers, notes and documents (in any medium, including computer disks), whether property of any member of the Company Group or not, prepared, received or obtained by the Executive during the course of, and in connection with, his employment with the Company or any member of the Company Group, and all equipment and property of any member of the Company Group which may be in the Executive’s possession or under his control, whether at the Company’s offices, the Executive’s home or elsewhere, including all such papers, work papers, notes, documents and equipment in the possession of the Executive.  The Executive agrees that he and his family shall not retain copies of any such papers, work papers, notes and documents.  Notwithstanding the foregoing, the Executive may retain copies of any employment, compensation, benefits or shareholders agreements between the Executive and the Company, the Agreement and any employee benefit plan materials distributed generally to participants in any such plan by the Company.  In addition, as soon as practicable following the Termination Date, the Company shall permit the

Executive access to the office the Executive occupied immediately prior to the Termination Date so that the Executive may remove his personal belongings and personal files which include files the Executive has maintained on the Company’s computer system and the Executive shall be permitted to copy and/or remove such files; provided that such files do not contain any material confidential information regarding the Company.  In addition, the Company acknowledges that the Executive may retain copies (electronically or in hard copy) of his files related to Concurrent Computer Corporation and his electronic or hard copy rolodex.  On the Termination Date, all telephone and other accounts being paid by the Company on the Executive’s behalf shall be terminated and company credit cards, if any, shall be returned to the Company and canceled.

5.                                       Confidentiality.

A.                                   The Executive acknowledges and agrees that all memoranda, notes, records and other materials made or compiled by the Executive, or made available to him, in connection with, and during his employment by, the Company remain the sole and exclusive property of the Company.  The Executive acknowledges and agrees that all confidential information acquired about any member of the Company Group and each of their officers, directors, employees and agents, and all material reflecting such confidential information, is highly confidential and that disclosure of such information or material could cause serious and irreparable injury to the Company.  The Executive agrees that he will not hereafter disclose any such information or make any such material available to anyone without the written consent of the Company, whether or not such information subsequently becomes publicly known, other than as required pursuant to an order of a court, governmental agency or other authorized tribunal; provided that upon receipt of such an order, the Executive shall promptly notify the Company thereof and, at the request of the Company and at the Company’s expense, the Executive shall assist the Company in obtaining a protective or similar order in respect of such confidential information.

B.                                     The Executive hereby further agrees that he will not directly or indirectly disclose, discuss or disseminate, be the source of or otherwise publish or communicate in any manner to any person or entity any confidential information concerning the personal, social or business activities of the Company Group or any of its officers, directors, employees and agents, other than as required pursuant to an order of a court, government agency or other authorized tribunal; provided that upon receipt of such an order, the Executive shall promptly notify the Company thereof and, at the request of the Company and at the Company’s expense, the Executive shall assist the Company in obtaining a protective or similar order in respect of such confidential information.  The Company on behalf of its Board of Directors (the “Board”), and senior most executives agrees not to directly or indirectly disclose, discuss or disseminate, be the source of or otherwise publish or communicate in any manner to any person or entity any confidential information concerning the personal, social or business activities of the Executive, other than as required by applicable law as determined in good faith by the Company or its counsel.

6.                                       Non-Competition.

A.                                   The Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and the other members of the Company Group, the valuable confidential business information in such Executive’s possession and the customer goodwill associated with the ongoing business practice of the Company, and accordingly agrees as follows:

(i)                                     For a period beginning on the Effective Date and ending on the expiration of one year following the Termination Date (the “Restricted Period”), the Executive will not directly or indirectly, (i) engage in any business for the Executive’s own account that competes with the business of the Company, (ii) enter the employ of, or render any services to, any person engaged in any business that competes with the business of the Company, (iii) acquire a financial interest in, or otherwise become actively involved with, any person engaged in any business that competes with the business of the Company, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant, or (iv) interfere with business relationships (whether formed before or after the date of this Agreement) between any member of the Company Group and customers or suppliers of the Company Group.

(ii)                                  Notwithstanding anything to the contrary in this Agreement, the Executive may directly or indirectly own, solely as a passive investment, securities of any person engaged in the business of the Company which are publicly traded on a national or regional stock exchange or on the over-the-counter market if the Executive (A) is not a controlling person of, or a member of a group which controls, such person and (B) does not, directly or indirectly, own one percent (1%) or more of any class of securities of such person.

(iii)                               During the Restricted Period, the Executive will not, directly or indirectly, (A) without the written consent of the Company, solicit or encourage any employee of the Company or any member of the Company Group to leave the employment of the Company or the Company Group, or (B) without the written consent of the Company (which shall not be unreasonably withheld), hire any such employee who has left the employment of the Company or any other member of the Company Group (other than as a result of the termination of such employment by the Company Group within one year after the termination of such employee’s employment with the Company or any other member of the Company Group).

(iv)                              During the Restricted Period, the Executive will not, directly or indirectly, solicit or encourage to cease to work with any member of the Company Group any consultant then under contract with the Company or any other member of the Company Group.

It is expressly understood and agreed that although the Executive and the Company consider the restrictions contained in this Section 6 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against the Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

7.                                       Nondisparagement and Cooperation.

A.                                   The Executive hereby agrees not to defame, disparage or criticize any member of the Company Group or any of their products, services, finances, financial condition, capabilities or other aspect of or any of their business, or any former or existing employees, managers, directors, officers or agents of, or contracting parties with, any member of the Company Group in any medium to any person or entity without limitation in time.  Notwithstanding this provision, the Executive may confer in confidence with his legal representative and make truthful statements as required by law.  The Company agrees to instruct the members of the Board and its senior executive officers not to defame, disparage or criticize the Executive in any medium to any person or entity without limitation in time.

B.                                     The Executive shall continue to make himself available at reasonable times, so as not to unreasonably interfere with his ongoing business activities, to the Company Group and to advise the Company Group, at their request, about disputes with third parties as to which the Executive has knowledge, and, the Executive agrees to cooperate fully with the Company Group in connection with litigation, arbitration and similar proceedings (collectively “Dispute Proceedings”) and to provide testimony with respect to the Executive’s knowledge in any such Dispute Proceedings involving the Company and or any member of the Company Group.  In the event that the Executive is requested by the Company or the Company Group to cooperate as required in this Section 7B, the Company shall (i) compensate the Executive at a rate of $1,000 per day and (ii) reimburse the Executive for his reasonable out-of-pocket travel and lodging expenses.

8.                                       Acknowledgment and Release.

A.                                   In consideration of the Company’s execution of the Agreement, and except with respect to the Company’s obligations arising under or preserved in the Agreement and the Option Agreements, the Executive, for and on behalf of himself and his heirs and assigns, hereby waives and releases any common law, statutory or other complaints, claims, charges or causes of action arising out of or relating to the Executive’s employment or termination of employment with, or his serving in any capacity in respect of, any member of the Company Group, both known and unknown, in law or in equity, which the Executive may now have or ever had against any member of the Company Group or any shareholder, employee, director or officer of any member of the Company Group (collectively, the “Releasees”), including, without limitation, any claim for any severance benefit which but for the Agreement might have been due the Executive under any previous agreement, including the Employment Agreement, executed by and between any member of the Company Group and the Executive, and any complaint, charge or cause of action arising out of his employment with the Company Group under the Age Discrimination in Employment Act of 1967 (“ADEA,” a law which prohibits discrimination on the basis of age), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, all as amended; and all other federal, state and local laws.  By signing the Agreement the Executive acknowledges that he intends to waive and release any rights known or unknown he may have against the Releasees under these and any other laws; provided, that the Executive does not waive or release claims with respect to the right to enforce the Agreement.

B.                                     The Executive acknowledges that he has not filed any complaint, charge, claim or proceeding against any of the Releasees before any local, state or federal agency, court or other body relating to his employment or the resignation thereof (each individually a “Proceeding”).  The Executive represents that he is not aware of any basis on which such a Proceeding could reasonably be instituted.

C.                                     The Executive (i) acknowledges that he will not initiate or cause to be initiated on his behalf any Proceeding and will not participate in any Proceeding, in each case, except as required by law; and (ii) waives any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”).  Further, the Executive understands that by entering into the Agreement, he will be limiting the availability of certain remedies that he may have against the Company and also limiting his ability to pursue certain claims against the Releasees.  Notwithstanding the above, nothing in this Section 8 shall prevent the Executive from (i) initiating or causing to be initiated on his behalf any complaint, charge, claim or proceeding against the Company before any local, state or federal agency, court or other body challenging the validity of the waiver of his claims under ADEA contained in Section 8 of the Agreement (but no other portion of such waiver); or (ii) initiating or participating in an investigation or proceeding conducted by the EEOC with respect to ADEA.

D.                                    The Executive acknowledges that he has been given twenty-one (21) days from the date of receipt of the Agreement to consider all the provisions of the Agreement and he does hereby knowingly and voluntarily waive said given twenty-one day period.  THE EXECUTIVE FURTHER ACKNOWLEDGES THAT HE HAS READ THE AGREEMENT CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO CONSULT AN ATTORNEY, AND FULLY UNDERSTANDS THAT BY SIGNING BELOW HE IS GIVING UP CERTAIN RIGHTS WHICH HE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE RELEASEES, AS DESCRIBED IN THIS SECTION 8 AND THE OTHER PROVISIONS HEREOF.  THE EXECUTIVE ACKNOWLEDGES THAT HE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THE AGREEMENT AND THE EXECUTIVE AGREES TO ALL OF ITS TERMS VOLUNTARILY.

E.                                      The Executive shall have seven days from the date of his execution of the Agreement to revoke the Agreement, including the release given under this Section 8 with respect to all claims referred to herein (including, without limitation, any and all claims arising under ADEA).  If the Executive revokes the Agreement including, without limitation, the release given under this Section 8, the Executive will be deemed not to have accepted the terms of the Agreement, including any action required of the Company by any Section of the Agreement.

F.                                      Notwithstanding the foregoing, the Executive does not release, discharge or waive any rights to indemnification that he may have under the By-Laws of the Company, the laws of the State of Delaware, any indemnification agreement between the Executive and the Company or any insurance coverage maintained by or on behalf of the Company.

G.                                     Except as expressly set forth in this Agreement, the Company on behalf of itself and the members of the Company Group hereby release, remise and acquit the Executive and his successors, assigns, heirs and advisers (collectively, the “Executive Releasees”), jointly and severally, from (i) any and all claims, known or unknown, which the Company Group has or may have against any of such Executive Releasees based upon any matter or thing occurring on or prior to the date of this Agreement; and (ii) any and all liabilities which any of such Executive Releasees may have to the Company Group arising from or relating to: the Executive’s employment relationship with or services in any and all capacities to the Company Group (collectively “Company Claims”).  The Company Group further agrees that neither the Company nor any member of the Company Group will file or permit to be filed any such claim.  Notwithstanding the foregoing, this Section 8G (the Company Group Release) shall not apply to any Company Claim that the Company Group may have against any of the Executive Releasees: (i) for the performance by the Executive of his agreements and other obligations under this Agreement; or (ii) as a result of any criminal conduct, including any act of fraud, theft or violation of any governmental regulations or law, committed by the Executive that, individually or in the aggregate, results, or in the good faith judgment of the Board could result in material monetary damage to the Company or any member of the Company Group.

9.                                       Availability of Relief.

A.                                   In the event that the Executive fails to abide by any of the terms of the Agreement, the Company may, in addition to any other remedies it may have, terminate any benefits or payments that are subsequently due under the Agreement, without waiving the release granted herein.

B.                                     The Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of his post-termination obligations under the Agreement, including but not limited to his obligations under Sections 5, 6 and 7 of the Agreement, would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms.  Accordingly, the Executive acknowledges, consents and agrees that, in addition to any other rights or remedies which the Company may have at law, in equity or under the Agreement, upon adequate proof of his violation of any such provision of the Agreement, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage and without the requirement of posting a bond.

10.                                 Miscellaneous.

A.                                   Notices.  Any notice given pursuant to the Agreement to any party hereto shall be deemed to have been duly given when mailed by registered or certified mail, return receipt requested, or by overnight courier, or when hand delivered as follows:

If to the Company:

Interline Brands, Inc.

801 W Bay Street

Jacksonville, Florida  32204

Attention:                 Laurence Howard, Esq.

General Counsel

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York  10019-6064

Attention:                 John Kennedy

If to the Executive, to:

Mr. Charles Blackmon

155 Violet Place

Eufaula, Alabama  36027

or at such other address as either party shall from time to time designate by written notice, in the manner provided herein, to the other party hereto.  The Company agrees that, in connection with the execution of this Agreement, it will update its books and records to reflect the above-referenced address as the Executive’s address for all purposes.

B.                                     Successors.  The Agreement shall be binding upon and inure to the benefit of the Parties, their respective heirs, successors and assigns.

C.                                     Taxes.  The Executive shall be responsible for the payment of any and all required federal, state, local and foreign taxes incurred, or to be incurred, in connection with any amounts payable to the Executive under the Agreement.  Notwithstanding any other provision of the Agreement, the Company may withhold from amounts payable under the Agreement all federal, state, local and foreign taxes, including without limitation any applicable employment taxes that are required to be withheld by applicable laws and regulations.

D.                                    Severability.  In the event that any provision of the Agreement is determined to be invalid or unenforceable, the remaining terms and conditions of the Agreement shall be unaffected and shall remain in full force and effect.  In addition, if any provision is determined to be invalid or unenforceable due to its duration and/or scope, the duration and/or scope of such provision, as the case may be, shall be reduced, such reduction shall be to the smallest extent necessary to comply with applicable law, and such provision shall be enforceable, in its reduced form, to the fullest extent permitted by applicable law.

E.                                      Non-Admission.  Nothing contained in the Agreement shall be deemed or construed as an admission of wrongdoing or liability on the part of the Executive or on the part of the Company.

F.                                      No Mitigation.  The Executive shall not be required to mitigate the amount of any payment provided for pursuant to the Agreement by seeking other employment and, to the extent that the Executive obtains or undertakes other employment, the payment will not be reduced by the earnings of the Executive from the other employment.

G.                                     Governing Law/Venue.  The Agreement shall be governed by, and construed in accordance with the internal laws of the State of Florida, without regard to principles of conflicts of laws.

H.                                    Counterparts.  The Agreement may be executed by one or more of the Parties hereto on any number of separate counterparts and all such counterparts shall be deemed to be one and the same instrument.  Each party hereto confirms that any facsimile copy of such party’s executed counterpart of the Agreement (or its signature page thereof) shall be deemed to be an executed original thereof.

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IN WITNESS WHEREOF, the undersigned have executed the Agreement on the date first written above.

INTERLINE BRANDS, INC.

By:	/s/ Michael J. Grebe
Title:	President and Chief Executive Officer
Date:	03/17/2005

/s/ Charles Blackmon
CHARLES BLACKMON

Date:	03/17/2005